Exhibit 99.1

Contact:	Karen L. Dexter Director, Investor Relations Ampex Corporation (650) 367-4111

AMPEX CONSUMMATES PLAN OF REORGANIZATION

Emerges from Bankruptcy as a Going Concern

REDWOOD CITY, Calif., October 3, 2008, - Ampex Corporation today announced that the United States Bankruptcy Court for the Southern District of New York entered an order consummating the plan of reorganization filed by Ampex and certain of its U.S. subsidiaries under chapter 11 of the United States Code (“the Plan”). In July 2008, all creditors entitled to vote on the Plan overwhelmingly voted in favor of it. All remaining conditions to Plan consummation have now been satisfied, permitting Ampex to emerge from bankruptcy as a going concern.

Ampex has received $5 million of new funding from Hillside Capital Incorporated that will be used for, among other things, general working capital purposes and to repay a portion of its outstanding Senior Notes. In addition, Hillside has provided Ampex with financing, if needed, to satisfy future pension contributions to its defined benefit plans. Upon emergence, Hillside holds approximately 95% of Ampex’s New Common Stock.

D. Gordon Strickland, Ampex’s Chief Executive Officer, commented, “Ampex has substantially delivered its capital structure through the reorganization process and now has a capital structure and the resources in place to continue to serve its customers as it has for more than 60 years.”

Larry Chiarella, Ampex Data Systems’ President, stated, “We greatly appreciate the loyalty of our suppliers, customers and employees during the reorganization process, and we look forward to being able to continue to supply the market with the state-of-the art products and services for which Ampex has always been known.”

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release may contain predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, but are not limited to, those described in the Company’s 2007 Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and the other documents the Company periodically files with the SEC. These forward-looking statements speak only as of the date of this report, and the Company disclaims any obligation or undertaking to update such statements. In assessing forward-looking statements contained in this report, readers are urged to read carefully all such cautionary statements.